EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Kaspien Holdings Inc.:
We consent to incorporation by reference in the registration statements on Form S-1 (No. 333-194933), S-3 (No. 333-252911) and S-8 (Nos. 033-59319, 333-75231, 333-81685, 333-101532, 333-128210 and 333-220432) of our report dated April 30, 2021, with respect to the consolidated balance sheets of Kaspien Holdings Inc. and subsidiaries as of January 30, 2021, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for the fiscal year ended January 30, 2021. Which appears in the Annual Report on Form 10-K of Kaspien Holdings Inc. for the fiscal year ended January 30, 2021.

/s/ Fruci & Associates II, PLLC

Spokane, Washington
April 30, 2021